Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and Conversion Equity Incentive Plan of Teleglobe International Holdings, Ltd. of our report dated February 11, 2004, with respect to the consolidated financial statements of ITXC Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission which is incorporated by reference in the Teleglobe Registration Statement and prospectus dated April 30, 2004 and filed with the Securities and Exchange Commission on May 4, 2004 pursuant to Rule 424(b)(3) of the Securities Act (File 333-112608).

/s/ Ernst & Young LLP

MetroPark, New Jersey

December 6, 2004